Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GeoEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-2759725
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices) (Zip Code)
2010 Omnibus Incentive Plan
(Full title of the plan)

Copy to:	Copy to:
William L. Warren, Esq.	William P. O’Neill, Esq.
GeoEye, Inc.	Latham & Watkins LLP
21700 Atlantic Boulevard	555 Eleventh Street, N.W.
Dulles, VA 20166	Washington, D.C. 20004
(703) 480-7500	(202) 637-2200
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
Title of securities to	to be	offering price	aggregate offering	registration
be registered	registered (1)	per share	price	fee
Common Stock, $0.01 par value	1,450,000 shares	$30.30(2)	$43,935,000(2)	$3,132.56

(1)	The GeoEye, Inc. 2010 Omnibus Incentive Plan (the “Plan”), authorizes the issuance of 1,450,000 shares of GeoEye, Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, or similar transaction.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on June 8, 2010, within five business days prior to filing.

EXPLANATORY NOTE
     On April 28, 2010, the Company’s Board of Directors adopted the Plan, subject to the approval of the Company’s stockholders at the 2010 Annual Meeting of Stockholders. On June 3, 2010, the Company’s stockholders adopted and approved the Plan. This Registration Statement on Form S-8 is being filed in order to register the 1,450,000 shares of Common Stock which may be offered or sold to participants under the Plan.
PART I
     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by us are incorporated as of their respective dates in this Registration Statement by reference:
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 12, 2010, including all material incorporated by reference therein;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 10, 2010, including all material incorporated by reference therein;

•	the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2010, including all material incorporated by reference therein;

•	the Company’s Current Reports on Form 8-K filed on March 4, 2010, March 10, 2010, March 17, 2010, March 26, 2010, June 7, 2010 and June 9, 2010; and

•	the description of our Common Stock contained in the Registration Statement on Form 10 filed on September 13, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including any subsequent amendments and reports updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel
     The validity of the shares of Common Stock registered hereby has been passed upon by William L. Warren, General Counsel of the Company. Mr. Warren is eligible to receive stock under the Plan.
Item 6. Indemnification of Directors and Officers
     The Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     In addition, the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
     Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
     Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Certificate of Incorporation also provides that we shall advance expenses incurred by any person that we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of GeoEye, Inc., we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-1 Registration Statement filed on June 21, 2005); Certificate of Amendment to Certificate of Incorporation of ORBIMAGE Holdings Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007 (File No. 001-33015)).

3.2	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed on November 6, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to the Post-Effective Amendment No. 1 to Form S-1 filed on February 14, 2005).

4.2	Indenture, dated as of October 9, 2009, between the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).

4.3	Form of 9.625% Senior Secured Note due 2015 (incorporated by reference to Exhibit 4.14 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).

4.4	Security Agreement, dated as of October 9, 2009, between the Subsidiary Guarantors and The Bank of New York Mellon, as Collateral Agent (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).

4.5	Registration Rights Agreement, dated as of October 9, 2009, among GeoEye, Inc., the Guarantors, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Jefferies & Company, Inc., Deutsche Bank Securities Inc., Canaccord Adams Inc., Dougherty & Company LLC and SMH Capital Inc. (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).

5.1	Opinion of Counsel (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of BDO Seidman, LLP (filed herewith).

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	GeoEye, Inc. 2010 Omnibus Incentive Plan (filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 30, 2010, and incorporated herein by reference).
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudoun, Commonwealth of Virginia, on June 11, 2010.

GEOEYE, INC.
By:	/s/ Matthew M. O’Connell
Matthew M. O’Connell
President, Chief Executive Officer and Director

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Matthew M. O’Connell and William L. Warren, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Abrahamson	Chairman of the Board	June 11, 2010
James A. Abrahamson

/s/ Matthew M. O’Connell	President, Chief Executive Officer and Director	June 11, 2010
Matthew M. O’Connell	(Principal Executive Officer)

/s/ Joseph F. Greeves	Executive Vice President and Chief Financial	June 11, 2010
Joseph F. Greeves	Officer (Principal Financial Officer
and Principal Accounting Officer)

/s/ Joseph M. Ahearn	Director	June 11, 2010
Joseph M. Ahearn

/s/ Martin C. Faga	Director	June 11, 2010
Martin C. Faga

/s/ Michael F. Horn, Sr.	Director	June 11, 2010
Michael F. Horn, Sr.

/s/ Lawrence A. Hough	Director	June 11, 2010
Lawrence A. Hough

/s/ Roberta E. Lenczowski	Director	June 11, 2010
Roberta E. Lenczowski

/s/ James M. Simon, Jr.	Director	June 11, 2010
James M. Simon, Jr.

/s/ William W. Sprague William W. Sprague	Director	June 11, 2010

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-1 Registration Statement filed on June 21, 2005); Certificate of Amendment to Certificate of Incorporation of ORBIMAGE Holdings Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007 (File No. 001-33015)).

3.2	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed on November 6, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to the Post-Effective Amendment No. 1 to Form S-1 filed on February 14, 2005).

4.2	Indenture, dated as of October 9, 2009, between the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).

4.3	Form of 9.625% Senior Secured Note due 2015 (incorporated by reference to Exhibit 4.14 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).

4.4	Security Agreement, dated as of October 9, 2009, between the Subsidiary Guarantors and The Bank of New York Mellon, as Collateral Agent (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010 (File No. 001-33015)).

4.5	Registration Rights Agreement, dated as of October 9, 2009, among GeoEye, Inc., the Guarantors, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Jefferies & Company, Inc., Deutsche Bank Securities Inc., Canaccord Adams Inc., Dougherty & Company LLC and SMH Capital Inc. (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K, filed on October 16, 2009 (File No. 001-33015)).

5.1	Opinion of Counsel (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of BDO Seidman, LLP (filed herewith).

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	GeoEye, Inc. 2010 Omnibus Incentive Plan (filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 30, 2010, and incorporated herein by reference).